UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2008

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600

Oakland, CA 94612

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e)

On September 4, 2008, Scientific Learning Corporation (the “Company”) issued a press release in which it announced that Jane A. Freeman, Executive Vice President and Chief Financial Officer for Scientific Learning Corporation (the “Company”), has resigned her employment with the Company effective October 6, 2008.

Ms. Freeman decided to leave the Company in order to further advance her career goals. In connection with her resignation, Ms. Freeman has agreed to enter into the Company’s standard form of separation agreement regarding release of claims against the Company. In consideration for her entry into the separation agreement with the Company, Ms. Freeman will be entitled to receive continued payment of her base salary and COBRA premiums in accordance with the Company’s normal payroll practices for ten (10) months following her employment termination date and will receive a lump sum payment of $31,590, which is intended to compensate her for potential payments under the Company’s 2008 Management Incentive Plan. Copies of the separation agreement and press release are filed with this report as Exhibit 99.1 and Exhibit 99.2, respectively, and each is incorporated herein by reference.

(c) Upon the effectiveness of Ms. Freeman’s resignation, Jon Corbett, the Company’s controller, age 50, will assume the duties of principal financial officer and principal accounting officer on an interim basis. Mr. Corbett has served as the Company’s Controller since December 2004. From July 2003 until joining the Company, Mr. Corbett was Controller at Navis, LLC, a logistics software company. Mr. Corbett is a UK Chartered Accountant.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Separation Agreement between the Company and Jane Freeman, dated September 4, 2008.

99.2 Press Release issued by the Company on September 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIENTIFIC LEARNING CORPORATION
Date: September 4, 2008	By: /s/ Linda L. Carloni
Title: Vice President and General Counsel

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